Exhibit 1.1

BANC OF CALIFORNIA, INC.

(a Maryland corporation)

4,000,000 Depositary Shares, each representing a 1/40th interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D

UNDERWRITING AGREEMENT

March 31, 2015

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                 INCORPORATED

UBS SECURITIES LLC

      as Representatives of the several Underwriters

c/o	Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park
New York, NY 10036

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

Banc of California, Inc., a Maryland corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and UBS Securities LLC (“UBS”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch and UBS are acting as representatives (in such capacity, the “Representatives”), to issue and sell to the Underwriters, acting severally and not jointly, an aggregate of 4,000,000 depositary shares (the “Firm Securities”), and, at the election of the Representatives, up to an additional 600,000 depositary shares (the “Additional Securities” and, together with the Firm Securities, the “Depositary Shares”), each such Depositary Share representing ownership of 1/40th of a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D of the Company, par value $0.01 per share and a liquidation preference of $1,000 per share (the “Underlying Preferred Shares”). The Underlying Preferred Shares will, when issued, be deposited by the Company against delivery of depositary receipts (“Depositary Receipts”) to be issued by Computershare Trust Company, N.A. (the “Depositary”) evidencing the Depositary Shares, under a Deposit Agreement, to be dated April 8, 2015 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued hereunder. Each Depositary Receipt will evidence one or more Depositary Shares. The Underlying Preferred Shares and the Depositary Shares are herein collectively referred to as the “Securities.” The Underlying Preferred Shares will have terms and provisions set forth in articles supplementary to the Articles of Incorporation of the Company (the “Articles Supplementary”) to be filed by the Company with the Department of Assessments & Taxation of the State of Maryland.

Depositary Receipts issued in book-entry form shall be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a blanket issuer letter of representations, dated April 19, 2012, between the Company and DTC.

The Company understands that the Underwriters propose to make a public offering of the Depositary Shares as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-192518), as amended, covering the registration of the sale of certain securities, including the Securities, under the Securities Act of 1933, as amended (the “1933 Act”), from time to time in accordance with Rule 415 of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”). Such registration statement has been declared effective by the Commission and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement and each such post-effective amendment is effective under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus supplement in accordance with the provisions of Rule 430B of the 1933 Act Regulations (“Rule 430B”) and paragraph (b) of Rule 424 of the 1933 Act Regulations (“Rule 424(b)”). Any information included in such prospectus supplement that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to herein as “Rule 430B Information.” Each base prospectus and prospectus supplement used in connection with the offering of the Securities that omitted Rule 430B Information is referred to herein collectively as a “preliminary prospectus.” Such registration statement, at any given time, including any amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein at such time and the documents otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations, is referred to herein as the “Registration Statement;” provided, however, that the term “Registration Statement” without reference to a time means such registration statement as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of such registration statement with respect to the Underwriters and the Securities (within the meaning of Rule 430B(f)(2)); provided, further, that any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is referred to herein as the “Rule 462(b) Registration Statement,” and after such filing the term “Registration Statement” shall include the Rule 462(b) Registration Statement. The final base prospectus and the prospectus supplement, dated the date hereof, including the documents incorporated by reference therein, are referred to herein collectively as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include any copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus, the Prospectus or the General Disclosure Package (as defined herein) (or other references of like import) shall be deemed to include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement, any preliminary prospectus, the Prospectus or the General Disclosure Package, as the case may be, prior to the execution of this Agreement; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus, the Prospectus or the General Disclosure Package shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Registration Statement, such preliminary prospectus, the Prospectus or the General Disclosure Package, as the case may be, after the execution of this Agreement.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to each Underwriter, as of the date hereof, at the Applicable Time (as defined herein), at the Closing Time (as defined in Section 2(b)) and at each additional time of purchase (as defined in Section 2(a)) by the Underwriters pursuant to this Agreement, if any, and agrees with each Underwriter, as follows:

(i) Compliance with Registration Requirements. The Company is permitted to use the Registration Statement on Form S-3 (No. 333-192518) to register and sell the Securities. The Registration Statement, including any Rule 462(b) Registration Statement, and any post-effective amendment thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement, including any Rule 462(b) Registration Statement, or any post-effective amendment thereto has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and the Company has complied with any requests on the part of the Commission for additional information with respect to the Registration Statement.

At the respective times the Registration Statement, including any Rule 462(b) Registration Statement, and any post-effective amendments thereto became effective, at each deemed effective date with respect to the Underwriters and the Securities pursuant to Rule 430B(f)(2), at the Closing Time, and at each additional time of purchase by the Underwriters pursuant to this Agreement, if any, the Registration Statement, including any Rule 462(b) Registration Statement, and any amendments thereto complied, complies and will comply, as the case may be, in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and neither the Registration Statement, including any Rule 462(b) Registration Statement, nor any amendment thereto contained, contains or will contain, as the case may be, an untrue statement of a material fact or omitted, omits or will omit, as the case may be, to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the respective dates of the Prospectus or such amendment or supplement were issued, or at the Closing Time or at each additional time of purchase by the Underwriters pursuant to this Agreement, if any, included, includes or will include, as the case may be, an untrue statement of a material fact or omitted, omits or will omit, as the case may be, to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

At the Applicable Time (as defined below), the Final Term Sheet (as defined below), each Issuer-Represented Free Writing Prospectus (as defined below) identified on Schedule B hereto (other than the Final Term Sheet) and the Statutory Prospectus (as defined below), all considered together (collectively, the “General Disclosure Package”), did not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus, the Statutory Prospectus and the Prospectus complied when filed with the Commission in all material respects with the 1933 Act Regulations, and each such document furnished to the Underwriters for use in connection with the offering of Securities was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus or the General Disclosure Package or any amendment or supplement thereto made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement or the Prospectus or any amendment or supplement thereto. For purposes of this paragraph, the only information so furnished shall be the information in the first paragraph under the heading “Underwriting – Commissions and Discounts,” the information in the second and third paragraphs under the heading “Underwriting – Price Stabilization, Short Positions,” and the information under the heading “Underwriting – Electronic Distribution,” in each case contained in the Prospectus (collectively, the “Underwriter Information”).

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 3:35 p.m. (New York City time) on March 31, 2015 or such other time as agreed by the Company and the Representatives.

“Final Term Sheet” means the final term sheet in the form set forth on Schedule C hereto, reflecting the final terms of the Securities.

“Statutory Prospectus,” at any given time, means the base prospectus that is included in the Registration Statement and the preliminary prospectus supplement relating to the Securities immediately prior to that time, including the documents incorporated by reference therein at such time. For purposes of this definition, information contained in a form of prospectus that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only at the actual time that such form of prospectus is filed with the Commission pursuant to Rule 424(b).

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g), or the Final Term Sheet.

Each Issuer-Represented Free Writing Prospectus, at its issue date and at all subsequent times through the completion of the public offering contemplated hereby or until any earlier date that the Company notified or notifies the Representatives, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus, the Statutory Prospectus or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(A) At the date of the original effectiveness of the Registration Statement, (B) at the earliest time after the original effectiveness of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and (C) at the execution of this Agreement (with such time of execution being used as the determination date for purpose of this clause (C)), the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), without taking into account any determination of the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(ii) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, at the time the Registration Statement, including any Rule 462(b) Registration Statement, or any amendment thereto became effective, at the Applicable Time, at the Closing Time, and at each additional time of purchase by the Underwriters pursuant to this Agreement, if any, did not, do not and will not, as the case may be, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. The accountants who certified the financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants as required by the 1933 Act and the 1933 Act Regulations and, to the Company’s knowledge, are not and have not been in violation of the auditor independence requirements of the Sarbanes Oxley Act of 2002 and the related rules and regulations of the Commission (the “Sarbanes-Oxley Act”) in respect of the entity whose financial statements it audited.

(iv) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries, at the dates indicated and their respective statements of operations, stockholders’ equity and cash flows for the periods specified. Such financial statements have been prepared in compliance with the requirements of the 1933 Act and the 1934 Act and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved. Any selected financial data and the summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus. No other financial statements or schedules are required under the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act, the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, as applicable, in all material respects. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the required information in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(v) Certain Data and Forward-Looking Statements. All statistical or market-related data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required. Each “forward-looking statement” (within the meaning of Section 27A of the 1933 Act or Section 21E of the 1934 Act) contained or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus has been made or reaffirmed with a reasonable basis and in good faith.

(vi) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the financial condition, earnings, or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no liabilities or obligations incurred, direct or contingent, nor transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the common stock and preferred stock of the Company in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(vii) Internal Accounting Controls. Each of the Company and its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with the management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with the management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the Company’s latest audited financial statements incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(viii) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the 1934 Act). Such disclosure controls and procedures (A) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities and (B) are effective to perform the functions for which they were established. The Company’s auditors and the Audit Committee of the Board of Directors have not been advised that there is (1) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls or (2) any material weaknesses in internal controls, except as described in the Company’s Annual Report on Form 10-K filed on March 16, 2015, each of which has been remediated. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to material weaknesses. The principal executive officer (or the equivalents) and principal financial officer (or the equivalent) of the Company have made all certifications required by the Sarbanes-Oxley Act, and the statements made in each such certification are accurate; the Company, its subsidiaries and to the Company’s knowledge, its directors and officers, are each in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(ix) Regulatory Matters. The Company, Banc of California, National Association (the “Bank”) and, to the knowledge of the Company, the Company’s other subsidiaries, are in compliance in all material respects with all laws administered by and regulations of any Governmental Entity (as defined herein) applicable to it or to them (including, without limitation, all regulations and orders of, or agreements with, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Office of Foreign Assets Control, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act and Title III of the U.S.A. Patriot Act), the failure to comply with which would have a Material Adverse Effect. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to any investigation with respect to, any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that currently relates to or restricts in any material respect the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management in any material respect (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. As used herein, the term “Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other Governmental Entity, authority or instrumentality having supervisory or regulatory authority with respect to the Company or any of its subsidiaries.

(x) Regulatory Compliance. The deposit accounts of the Bank are insured up to the applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law and the rules and regulations of the FDIC, and no proceeding for the revocation or termination of such insurance has been instituted or is pending or, to the knowledge of the Company, is threatened or contemplated.

(xi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement, the Deposit Agreement and the Securities. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

(xii) Good Standing of Subsidiaries. The Bank is the only “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (a “Significant

Subsidiary”) and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Bank is a national bank chartered under the laws of the United States and its charter is in full force and effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding shares of capital stock of the Bank have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, and none of the outstanding shares of capital stock of the Bank were issued in violation of any preemptive or similar rights of any security holder of the Bank.

(xiii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company. When duly executed by the Underwriters, this Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and subject to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 8 of this Agreement, may be limited by federal or state securities law and the public policy underlying such laws.

(xiv) Authorization of Deposit Agreement. The Deposit Agreement has been duly authorized by the Company and, when duly executed and delivered by the Depositary, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Deposit Agreement conforms in all material respects to the description of the Deposit Agreement contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xv) Authorization of the Securities. The Depositary Shares to be issued and sold by the Company to the Underwriters hereunder have been duly authorized by the Company and when issued and delivered to and paid for by the Representatives at the Closing Time and at each additional time of purchase by the Underwriters pursuant to this Agreement, if any, in accordance with the terms of this Agreement and the Deposit Agreement, will be validly issued, will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights. The Underlying Preferred Shares to be issued by the Company underlying the Depositary Shares to be sold to the Underwriters have been duly authorized by the Company and, when such shares are issued and delivered against payment therefor as contemplated by the terms of this Agreement and the Deposit Agreement, such shares will be validly issued, fully paid and non-assessable, and such shares will be issued in compliance with federal and state securities laws and will be free of statutory and contractual preemptive rights, rights of first refusal and similar rights.

(xvi) Articles Supplementary. The execution and filing of the Articles Supplementary has been duly authorized by the Company and, as of the Closing Time, the Articles Supplementary will have been duly executed and filed with the Department of Assessments & Taxation of the State of Maryland. The Articles Supplementary set forth the rights, preferences and priorities of the Underlying Preferred Shares and the holders of the Underlying Preferred Shares will have the rights set forth in the Articles Supplementary.

(xvii) Deposit of Underlying Preferred Shares. The deposit of the Underlying Preferred Shares in respect of the Depositary Shares by the Company in accordance with the Deposit Agreement has been duly authorized and, when the Depositary Shares (evidenced by the related Depositary Receipts) are issued and delivered in accordance with the terms of this Agreement and the Deposit Agreement, the Depositary Shares will represent legal and valid interests in such Underlying Preferred Shares, and the Depositary Shares (evidenced by the related Depositary Receipts) will entitle holders thereof to the benefits provided therein and in the Deposit Agreement.

(xviii) Description of the Securities. The Depositary Shares and the Underlying Preferred Shares will conform in all material respects to the respective statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xix) Absence of Defaults and Non-contravention. Neither the Company nor any of its subsidiaries is in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject, except for such violations or defaults that would not result in a Material Adverse Effect. No event of default under that certain (i) indenture, dated as of May 21, 2014, between the Company and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture entered into by the Company and the trustee on May 21, 2014 or (ii) indenture, dated as of April 23, 2012, between the Company and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture entered into by the Company and the trustee on April 23, 2012, or default with notice and/or lapse of time that would constitute an event of default in respect of the Company’s 7.50% Senior Notes due April 15, 2020 or 7.50% Junior Subordinated Amortizing Notes due May 15, 2017 has occurred and is continuing. The execution, delivery and performance of this Agreement, the issuance and sale of the Securities by the Company and the performance by the Company of all of its obligations under this Agreement and the Deposit Agreement and the consummation of the transactions contemplated herein, therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the use of the proceeds from the sale of the Securities as described therein) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) the provisions of the charter, bylaws or other organizational documents of the Company or any of its subsidiaries or (iii) any statute or any order, rule or regulation of any U.S. federal, state or local or international court, government or governmental or regulatory body or agency (each, a “Governmental Entity”) having jurisdiction over the Company or any of its subsidiaries or any of their property, assets or operations except, with respect to clauses (i) and (iii), for those conflicts, breaches, defaults, Repayment Events, liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xx) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package and the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(xxi) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Company or any of its subsidiaries, which, in either case, would result in a Material Adverse Effect.

(xxii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or Governmental Entity, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which (A) is required to be disclosed in the Registration Statement (other than as disclosed therein), (B) might result in a Material Adverse Effect or (C) might materially and adversely affect the assets or operations of the Company or any of its subsidiaries or the consummation of the transactions contemplated in this Agreement or the Deposit Agreement or the performance by the Company of its obligations hereunder or under the Deposit Agreement or the Securities. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective assets or operations is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not result in a Material Adverse Effect.

(xxiii) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent licenses, trademarks, service marks and trade names necessary to carry on their businesses as presently conducted and the Company and its subsidiaries have not received any notice of infringement of or conflict with asserted rights of others with respect to any patents, patent licenses, trademarks, service marks or trade names that, in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has infringed or is infringing on the intellectual property of a third party, and, except as are described in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received notice of a claim by a third party to the contrary, except where such infringement would not, singly or in the aggregate, result in a Material Adverse Effect.

(xxiv) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxv) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus or (B) would not have a Material Adverse Effect. All of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any such lease or sublease or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease and that, in any such case, would have a Material Adverse Effect.

(xxvi) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxvii) Absence of Further Requirements. No filing with, or consent, approval, authorization, order, license, registration, qualification or decree of or with any Governmental Entity is necessary or required in connection with the due authorization, execution and delivery of this Agreement or for the offering, issuance, sale or delivery of the Securities, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement or the Deposit Agreement, except the registration of the Securities under the 1933 Act, which has been effected (or, with respect to any Rule 462 Registration Statement, will be effected in accordance with Rule 462(b) under the 1933 Act) or as may be required under the (i) rules and regulations of the New York Stock Exchange (the “NYSE”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”), or (ii) securities or Blue Sky laws of the various states and other jurisdictions in connection with the purchase and distribution of the Securities by the Underwriters.

(xxviii) Investment Company Act. The Company is not required, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement, the General Disclosure Package and the Prospectus will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

(xxix) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not have a Material Adverse Effect.

(xxx) NYSE. The Company has applied to list the Depositary Shares on the NYSE.

(xxxi) FINRA. In accordance with the FINRA Rule 5110(b)(7)(C)(i), the Securities have been offered pursuant to the standards for such Form S-3 in effect prior to October 21, 1992.

(xxxii) Contracts. Except for (i) the Small Business Lending Fund-Securities Purchase Agreement, dated as of August 30, 2011, between the Company and the Secretary of the Treasury, relating to the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A, issued on that date pursuant to the Small Business Lending Fund program of the U.S. Department of the Treasury and (ii) the subscription agreements between the Company and each of the investors in the Company’s common stock offering completed on November 1, 2010, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the 1933 Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to the Registration Statement. Neither the Company nor any of its subsidiaries has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in the General Disclosure Package and the Prospectus, or referred to or described in, or filed as an exhibit to, the Registration Statement, and no such termination or non-renewal has been threatened by the Company or any of its subsidiaries or, to the Company’s knowledge, any other party to any such contract or agreement.

(xxxiii) Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(xxxiv) Capitalization. The authorized and outstanding capitalization of the Company is as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, subject, in each case, to the issuance of shares of common stock upon exercise of stock options, stock appreciation rights and warrants, upon settlement of prepaid stock purchase contracts relating to the Company’s 8.00% tangible equity units and upon settlement of restricted stock units, disclosed as outstanding in the Registration Statement, the General Disclosure Package and the Prospectus, the issuance of the Securities, the issuance of shares of common stock pursuant to that certain Common Stock Share Exchange Agreement, effective as of May 29, 2013, by and between the Company and TCW Shared Opportunity Fund V, L.P. and the Assignment and Assumption Agreement, dated as of December 10, 2014, by and among Crescent Special Situations Fund (Investor Group), L.P., Crescent Special Situations Fund (Legacy V), L.P., TCW Shared Opportunity Fund V, L.P. and the Company, the issuance of shares of common stock pursuant to that certain Agreement and Plan of Merger, dated as of October 25, 2013 (the “CS Financial Merger Agreement”), by and among the Company, the Bank, CS Financial, Inc., the Sellers (as defined therein) and the Sellers’ Representative (as defined therein), the issuance of shares of common stock pursuant to the Company’s Dividend Reinvestment Plan and the grant of options, restricted stock and other equity-based incentive awards under existing stock plans described in the Registration Statement, the General Disclosure Package and the Prospectus. The authorized capital stock of the Company conforms and will conform in all material respects as to legal matters to the description thereof contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xxxv) Dividends. No subsidiary of the Company is subject to any material direct or indirect prohibition on paying any dividends to the Company, on making any other distribution on such subsidiary’s capital stock, on repaying to the Company any loans or advances to such subsidiary from the Company or on transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except as described in the Registration Statement, the General Disclosure Package and the Prospectus.

(xxxvi) Taxes. All tax returns required to be filed by the Company or any of its subsidiaries have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided or which if not paid, would not individually or in the aggregate, result in a Material Adverse Effect.

(xxxvii) Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(xxxviii) Derivative Financial Instruments. Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its subsidiaries or for the account of a customer of the Company or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible at the time. The Company and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(xxxix) ERISA. Each of the Company, the Company’s subsidiaries and their respective “ERISA Affiliates” (as defined below) are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (collectively, “ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) for which the Company, any of the Company’s subsidiaries or their respective ERISA Affiliates would have any liability. None of the Company, the Company’s subsidiaries or their respective ERISA Affiliates have incurred, or expect to incur, material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”). Each “employee benefit plan” for which the Company, any of the Company’s subsidiaries or any of their respective ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and, to the Company’s knowledge, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which the Company or such subsidiary is a member.

(xl) Certain Transactions. Neither the Company nor any of its subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-(4)(b)(1).

(xli) Unlawful Payments. None of the Company, any of the Company’s subsidiaries or, to the knowledge of the Company, any affiliate of the Company or any of its subsidiaries has: (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (C) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xlii) Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of its subsidiaries, on the other hand, that is required by the 1933 Act or the regulations thereof to be described in the Registration Statement, the General Disclosure Package and the Prospectus and that is not so described.

(xliii) Pending Procedures and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xliv) No Unauthorized Dissemination of Materials. Neither the Company nor any of the Company’s subsidiaries or other affiliates has distributed or prior to the completion of the distribution of the Securities, will distribute any prospectus (as such term is defined in the 1933 Act and the 1933 Act Regulations) in connection with the offering and sale of the Securities other than the Registration Statement, any preliminary prospectus, the General Disclosure Package, the Prospectus or other materials, if any, permitted by the 1933 Act or by the 1933 Act Regulations and approved by the Representatives in accordance with Section 3(k) hereof.

(xlv) Transactions. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus and except for the CS Financial Merger Agreement, neither the Company nor any of its subsidiaries is a party to a letter of intent, accepted term sheet or similar instrument or any binding agreement that contemplates an acquisition, disposition, transfer or sale of the assets (as a going concern) or capital stock of the Company or of any subsidiary or business unit or any similar business combination transaction which would be material to the Company and its subsidiaries taken as a whole.

(xlvi) RESERVED

(xlvii) Broker Fees. Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any of the Company’s subsidiaries any brokerage or finder’s fee or commission as a result of the transactions contemplated by this Agreement.

(xlviii) Prior Issuances. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has not sold, issued or distributed any shares of preferred stock during the six-month period preceding the date hereof.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby on the date of such certificate.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Depositary Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the number of shares of Firm Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional shares of Firm Securities such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

In addition, the Company hereby grants to the several Underwriters the option to purchase, and upon the basis of the representations and warranties and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase, severally and not jointly, from the Company ratably in accordance with the number of Firm Securities to be purchased by each of them (subject to such adjustment as the Representatives may determine to eliminate fractional shares of Firm Securities), all or a portion of the Additional Securities, solely to cover over-allotments. This option may be exercised for 30 days after the date hereof and may be exercised in whole or in part at any time from time to time upon written notice by the Representatives on behalf of the several Underwriters to the Company. Such notice shall set forth the aggregate number of Additional Securities as to which the option is being exercised and the date and time when the Additional Securities are to be delivered (any such date and time being hereinafter referred to as the “additional time of purchase”), provided, however, that any additional time of purchase shall not be (i) earlier than the Closing Time or (ii) earlier than the third business day or later than the tenth business day after the date on which the option shall have been exercised.

The price of both the Firm Securities and any Additional Securities purchased by the Underwriters shall be $24.2125 per share.

(b) Payment. Delivery of the Firm Securities shall be made at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004, or at such other place as shall be agreed upon by the Representatives and the Company, at 11:00 A.M. (Eastern time) on April 8, 2015 (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Underwriters of the Firm Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Securities which it has agreed to purchase. Merrill Lynch and UBS, each individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

Payment of the purchase price and delivery of the Additional Securities shall be made at the additional time of purchase in the same manner and at the same office as the payment for the Firm Securities.

The Depositary Shares to be purchased by each Underwriter hereunder will be represented by one or more definitive global Depositary Receipts which will be deposited by or on behalf of the Company with DTC or its designated custodian. The Company will, or will direct the Depositary to, deliver the Depositary Shares to the Representatives for the account of each Underwriter, by causing DTC to credit the Depositary Shares to the accounts of the Representatives at DTC.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B, if applicable, and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus or any document incorporated by reference therein or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order by any Governmental Entity preventing or suspending the use of any preliminary prospectus, the Statutory Prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) (without reliance on Rule 424(b)(8)) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Filing of Amendments. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b))

or any amendment or supplement to the General Disclosure Package or the Prospectus or any new registration statement relating to the Securities, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, copies of the signed Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated by reference therein) and copies of all signed consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus and the Statutory Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The preliminary prospectus, the Statutory Prospectus, the Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If, at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event or development occurs as a result of which the Registration Statement, the General Disclosure Package or the Prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (in the case of the General Disclosure Package and the Prospectus, in light of the circumstances under which they were made) not misleading, or if it shall be necessary to amend the Registration Statement or amend or supplement the Statutory Prospectus or the Prospectus to comply with the 1933 Act or the 1933 Act Regulations or to file a new registration statement relating to the Securities, the Company promptly will (1) notify the Representatives of any such event or development, (2) prepare and file with the Commission, subject to Section 3(b) hereof, such amendment, supplement or new registration statement which will correct such untrue statement or omission, effect such compliance or satisfy such filing requirement, (3) use its best efforts to have any such amendment to the Registration Statement or new registration statement declared effective as soon as possible (if not an automatic shelf registration statement) and (4) supply any amended or supplemented General Disclosure Package or Prospectus to the Underwriters in such quantities as they may reasonably request. If at any time following the issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities), any preliminary prospectus, the Statutory Prospectus or the Prospectus or included, includes or would include an untrue statement of a material fact or omitted, omits or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Underwriters and will promptly amend or supplement, at its own expense, such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The Underwriters’ delivery of any such amendment or supplement shall not constitute a waiver of any of the conditions of Section 5 hereof.

(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or so subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may request.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus.

(i) DTC. The Company shall use its best efforts to permit the Depositary Shares to be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(j) Restriction on Sale of Securities. During the period beginning on the date hereof and continuing to and including 30 days after the date of the Prospectus, the Company will not, and will not permit any subsidiary to, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any Underlying Preferred Shares or securities substantially similar to the Underlying Preferred Shares, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities of the Company or any of its subsidiaries. The foregoing sentence shall not apply to the Securities to be sold hereunder.

(k) Final Term Sheet; Issuer-Free Writing Prospectus. The Company will prepare the Final Term Sheet in form and substance satisfactory to the Representatives, and the Company represents and agrees that, unless it obtains the prior written consent of the Representatives and each Underwriter represents and agrees that, unless it obtains the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission other than the Issuer-Represented Free Writing Prospectuses, if any, identified on Schedule B or Schedule C hereto. Each of the Issuer-Represented Free Writing Prospectuses, if any, identified on Schedule B or Schedule C hereto and free writing prospectuses consented to by the Company and the Representatives is referred to herein as an “Issuer-Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Issuer-Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Issuer-Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. Notwithstanding the foregoing, the Company consents to the use by any Underwriter of a free writing prospectus that contains only (a)(i) information describing the preliminary terms of the Securities or their offering, (ii) information meeting the requirements of Rule 134 of the 1933 Act Regulations or (iii) information that describes the final terms of the Securities or their offering and that is included in the Final Term Sheet or (b) other customary information that is neither “issuer information,” as defined in Rule 433, nor otherwise an Issuer-Represented Free Writing Prospectus.

(l) Reporting Requirements. The Company, until the completion of the distribution of the Securities, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(m) NYSE. The Company will file an application for listing with the NYSE concerning the issuance of the Depositary Shares prior to the Closing Time and will use its reasonable best efforts to list the Depositary Shares within 30 days of the Closing Time.

(n) Transfer Agent. The Company shall maintain a registrar and transfer agent for the Securities.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, the Deposit Agreement and such other documents as may be reasonably required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates, if any, for the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, the Statutory Prospectus, any Issuer-Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto, (vii) the fees and expenses of the Depositary, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged by the Company in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show (it being understood that the cost of such travel and lodging, including the cost of aircraft and other transportation, of the Underwriters shall be the responsibility of the Underwriters), (ix) any fees payable in respect of listing the Depositary Shares on the NYSE and (x) the fees and expenses incurred in connection with having the Depositary Shares eligible for clearance, settlement and trading through the facilities of DTC.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 9(a)(i) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement. (i) The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at Closing Time and the additional time of purchase, if any, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters, (ii) each of the preliminary prospectus, the Statutory Prospectus and the Prospectus shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430B), and no order preventing or suspending the use of any preliminary prospectus, the Statutory Prospectus or the Prospectus shall have been issued by the Commission or any other Governmental Entity, (iii) the Final Term Sheet and any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed in such filings by Rule 433 and (iv) there shall not have come to the Representatives’ attention any facts that would cause the Representatives to believe that the General Disclosure Package or the Prospectus, at the time it was, or was required to be, delivered or made available to purchasers of the Securities, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading.

(b) Opinion of Counsel for the Company. At Closing Time and at the additional time of purchase, if any, the Representatives shall have received the opinions, dated as of the Closing Time or the additional time of purchase, as applicable, from each of Wachtell, Lipton, Rosen & Katz and Silver Freedman, Taff & Tiernan LLP, counsel for the Company, and John C. Grosvenor, Executive Vice President and General Counsel of the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters, to the effect set forth in Exhibit A-1 and Exhibit A-2, Exhibit B and Exhibit C hereto, respectively. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Opinion of Counsel for the Underwriters. At Closing Time and at the additional time of purchase, if any, the Representatives shall have received the opinion, dated as of the Closing Time or the additional time of purchase, as applicable, of Hogan Lovells US LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the validity of the Securities, the Registration Statement, the Prospectus and other related matters as the Representatives may reasonably require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Maryland, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(d) Officers’ Certificates. At Closing Time and at the additional time of purchase, if any, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the financial condition, earnings, or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Chief Executive Officer, President or an Executive Vice President of the Company and of the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of the Closing Time or the additional time of purchase, as applicable, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time or the additional time of purchase, as applicable, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, or the additional time of purchase, as applicable, and (iv) no stop order suspending the effectiveness of the Registration Statement or order preventing the use of any preliminary prospectus, the Statutory Prospectus or the Prospectus has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission or other Governmental Entity.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(f) Bring-down Comfort Letter. At Closing Time and at the additional time of purchase, if any, the Representatives shall have received from KPMG LLP a letter, dated as of the Closing Time, to the effect that it reaffirms the statements made in its letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g) DTC. At Closing Time and at the additional time of purchase, if any, the Depositary Shares shall be eligible for clearance, settlement and trading in book-entry-only form through the facilities of DTC.

(h) Listing. The Securities shall have been registered pursuant to Section 12(b) of the 1934 Act and the Company shall have applied to list the Depositary Shares on the NYSE, and the Company shall have taken no action designed to, or likely to have the effect of, terminating the registration of the Securities under the 1934 Act or terminating the application to list the Depositary Shares on the NYSE, and the Company shall have not received any notification that the Commission or the NYSE is contemplating terminating such registration or listing application, as applicable.

(i) Delivery of General Disclosure Package and Prospectus. The Company shall have furnished to the Underwriters the General Disclosure Package prior to the Applicable Time and the Prospectus on the New York business day next succeeding the date of this Agreement.

(j) Additional Documents. At Closing Time and at the additional time of purchase, if any, counsel for the Underwriters shall have been furnished with such documents, certificates and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained, and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(k) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time or, if applicable, the additional time of purchase and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7, 8, 11, 12, 13, 14, 15 and 18 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its officers and directors, its affiliates, as such term is defined in Rule 405 under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, if any, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Statutory Prospectus, any Issuer-Represented Free Writing Prospectus, the General Disclosure Package, the Prospectus or any roadshow that does not constitute an Issuer-Represented Free Writing Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim whatsoever, in each case based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever, in each case based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, if any, or any preliminary prospectus, the Statutory Prospectus, any Issuer-Represented Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b) Indemnification of Company, Directors and Officers. Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, if any, or in any preliminary prospectus, the Statutory Prospectus, any Issuer-Represented Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Depositary Shares as set forth on the cover of the Prospectus.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of shares of Firm Securities set forth opposite their respective names in Schedule A hereto and not joint.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Depositary Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s directors, officers, Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Underwriter, its Affiliates or selling agents or any person controlling such Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company, and (b) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time or, if applicable, the additional time of purchase, (i) if there has been, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the financial condition, earnings, or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE or in the NASDAQ Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority, Inc. or any other Governmental Entity, (iv) a material disruption has occurred in commercial banking or securities or clearance, settlement or trading services in the United States, or (v) if a banking moratorium has been declared by federal, New York, Maryland or California authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 11, 12, 13, 14, 15 and 18 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at Closing Time or the additional time of purchase, as the case may be, to purchase the Depositary Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a) if the number of Defaulted Securities does not exceed 10% of the total number of the Firm Securities to be purchased at the Closing Time or Additional Securities to be purchased at the additional time of purchase, as the case may be, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b) if the number of Defaulted Securities exceeds 10% of the total number of the Firm Securities to be purchased at the Closing Time or the Additional Securities to be purchased at the additional time of purchase, as the case may be, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time or the additional time of purchase, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at, (a) in the case of Merrill Lynch, 50 Rockefeller Plaza, NY1-050-12-02, New York, NY 10020, attention of High Grade Transaction Management/Legal (facsimile: (646) 855-5958), and (b) in the case of UBS, 1285 Avenue of the Americas, New York, NY 10019, attention of Fixed Income Syndicate (facsimile: (203) 719-0495), and with a copy, which shall not constitute notice, to Hogan Lovells US LLP, 555 Thirteenth Street, N.W., Washington, D.C. 20004, attention of Daniel Keating, Esq.; and notices to the Company shall be directed to it at its principal executive offices located at 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, attention of Chief Executive Officer, with a copy, which shall not constitute notice, to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019-6150, attention of Matthew M. Guest, Esq.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 12. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the Affiliates, selling agents, officers and directors and controlling persons referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 13. No Fiduciaries. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Depositary Shares and any related discounts and commissions, is an arm’s length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any of the Company’s subsidiaries, any stockholders, creditors or employees of the Company or any of its subsidiaries or any other third party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or any of its subsidiaries with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any of its subsidiaries on other matters), and no Underwriter has any obligation to the Company or any of its subsidiaries with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its subsidiaries and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 15. Jurisdiction; Waiver of Jury Trial; Venue. The Company and each Underwriter hereby expressly and irrevocably (a) submits to the non-exclusive jurisdiction of the federal and state courts sitting in the Borough of Manhattan in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and (b) waives (i) its right to a trial by jury in any legal action or proceeding relating to this Agreement, the transactions contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Underwriters and for any counterclaim related to any of the foregoing and (ii) any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum.

SECTION 16. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 18. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a valid and legally binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours,

BANC OF CALIFORNIA, INC.

By:	/s/ Ronald J. Nicolas Jr.
	Name:	Ronald J. Nicolas Jr.
	Title:	Executive Vice President and
Chief Financial Officer

CONFIRMED AND ACCEPTED,

      as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

For itself and as a Representative of the other Underwriters named in Schedule A hereto

By:	/s/ Jackie Cleary
	Name:	Jackie Cleary
	Title:	Managing Director

UBS SECURITIES LLC

For itself and as a Representative of the other Underwriters named in Schedule A hereto

By:	/s/ Anna Kawa
	Name:	Anna Kawa
	Title:	Executive Director

By:	/s/ Mehdi Manii
	Name:	Mehdi Manii
	Title:	Director

[Signature Page to Underwriting Agreement]

SCHEDULE A

Name of Underwriter	Total Number of Shares of Firm Securities to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,500,000
UBS Securities LLC	1,500,000
Keefe, Bruyette & Woods, Inc.	800,000
Deutsche Bank Securities Inc.	100,000
Sandler O’Neill & Partners, L.P.	100,000

Total	4,000,000

SCHEDULE B

1.	Issuer Free Writing Prospectus filed with the Commission on March 30, 2015.

2.	Final Term Sheet.

SCHEDULE C

Filed pursuant to Rule 433

Registration No. 333-192518

March 31, 2015

BANC OF CALIFORNIA, INC.

4,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of

7.375% Non-Cumulative Perpetual Preferred Stock, Series D

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Preferred Stock” in the preliminary prospectus supplement, dated March 30, 2015, to the prospectus dated February 12, 2014.

Issuer:	Banc of California, Inc. (Ticker: BANC), a Maryland corporation (the “Company”)

Principal Amount:	$100,000,000 (4,000,000 Depositary Shares representing an aggregate of 100,000 shares of Preferred Stock)

Dividend Payment Dates:	March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2015, in each case if declared by the Company’s Board of Directors or any duly authorized committee of the Company’s Board of Directors

Day Count:	30/360

Maturity Date:	Perpetual

Optional Redemption:	The Company may redeem the Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2020, at a redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date or (ii) in whole but not in part, at any time within 90 days following a “regulatory capital treatment event,” as described in the preliminary prospectus supplement, dated March 30, 2015, at a redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date. Neither the holders of the Preferred Stock nor holders of the Depositary Shares will have the right to require redemption or repurchase of the Preferred Stock.

Listing:	The Company has applied to list the Depositary Shares on the New York Stock Exchange (“NYSE”) under the symbol “BANCPRD.” If the application is approved, trading of the Depositary Shares on the NYSE is expected to commence within 30 days after the original issuance date of the Depositary Shares.

Trade Date:	March 31, 2015

Settlement Date:	April 8, 2015 (T+5)

Public Offer Price:	$25 per Depositary Share

Underwriting Discounts and Commissions:	$0.7875 per Depositary Share

Net Proceeds to the Company (before offering expenses):	$96,850,000

CUSIP/ISIN for the Depositary Shares:	05990K882/US05990K8826

Rating:	Neither the Depositary Shares nor the Preferred Stock will be rated by any Nationally Recognized Statistical Rating Organization

Lead Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Joint Book-Running Manager:	Keefe, Bruyette & Woods, Inc.

Co-Managers:	Deutsche Bank Securities Inc. Sandler O’Neill & Partners, L.P.

Concurrent Offering:	On March 31, 2015, the Company priced its offering of $175,000,000 of its 5.25% Senior Notes due 2025, with net proceeds (before offering expenses) of $172,812,500.

New Credit Agreement:	On March 30, 2015, the Company entered into a Credit Agreement (the “Credit Agreement”) by and between the Company, as borrower and Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which Wells Fargo agreed to make advances to the Company from time to time to and including March 28, 2016, in an amount not to exceed $20 million, the proceeds of which are expected to be used for working capital purposes. Interest will accrue on loans under the Credit Agreement at a floating rate equal to a LIBOR rate plus 2.25% or a prime rate, in the discretion of the Company. The Company will pay a commitment fee on unused commitments under the Credit Agreement at a rate of 0.1875% per annum. The loans under the Credit Agreement will be unsecured, unsubordinated obligations of the Company and will not be guaranteed by any subsidiary of the Company.

Risk Factors:

The “Risk Factors” section in the prospectus supplement is hereby amended by adding the following:

The terms of the Company’s and its subsidiaries’ current indebtedness contain, and the terms of their future indebtedness may contain, covenants that restrict the Company and its subsidiaries’ current and future operations, which may limit the Company and its subsidiaries’ ability to engage in activities that may be in our and their interest, and a failure by the Company or its subsidiaries to comply with those covenants may materially adversely affect the business, results of operations and financial condition of the Company and its subsidiaries.

The Credit Agreement contains, and any future indebtedness the Company or any of its subsidiaries may incur may contain, a number of restrictive covenants that may impose significant operating and financial restrictions on the Company’s and/or its subsidiaries’ ability to, among other things: (i) incur or guarantee additional debt; (ii) pay dividends and make other restricted payments and investments; (iii) create or incur certain liens; (iv) make certain loans, acquisitions, advances or investments; (v) engage in sales of assets and subsidiary stock; and (vi) transfer all or substantially all of our assets or enter into merger or consolidation transactions. The 2020 Notes contain, and the Notes will contain, restrictive covenants that, among other things, restrict the Company’s ability and the ability of the Company’s subsidiaries to dispose of or incur liens on the voting stock of certain subsidiaries. In addition, the Credit Agreement contains certain financial covenants applicable to us and our bank subsidiaries (of which we presently have one, Banc of California, N.A.).

The Company’s and its subsidiaries’ existing and future debt covenants may limit the Company’s and its subsidiaries’ ability to engage in activities that may be in the Company’s and its subsidiaries’ longterm best interests. A failure to comply with the Company’s or its subsidiaries’ debt covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on the business, results of operations and financial condition of the Company and its subsidiaries, on the Company’s ability to pay dividends on the Preferred Stock and on the value of your investment. If the Company or any of its subsidiaries defaults under their respective indebtedness, the Company and its subsidiaries may not be able to borrow additional amounts and the applicable lenders could elect to declare all outstanding borrowings, together with accrued and unpaid interest and fees, to be due and payable, or take other remedial actions. The 2020 Notes contain, the Notes will contain and future indebtedness of the Company and its subsidiaries may contain, cross-default provisions or cross-acceleration provisions, which means that if an event of default occurs under certain material indebtedness, such event of default may trigger an event of default under the Company’s or its subsidiaries’ other indebtedness. If our indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay such indebtedness in full.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, UBS Securities LLC at 1-888-827-7275, or Keefe, Bruyette & Woods, Inc. at 1-800-966-1559.